Exhibit 99.1

Saga Communications, Inc.

Reports 2nd Quarter 2023 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – August 8, 2023 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue decreased 2.2% to $29.2 million for the quarter ended June 30, 2023 compared to $29.8 million for the same period last year.   Station operating expense increased 2.9% for the quarter to $22.4 million compared to the same period last year.  For the quarter, operating income was $4.3 million compared to $5.4 million for the same quarter last year and station operating income (a non-GAAP financial measure) decreased 14.1% to $8.0 million.  Capital expenditures were $1.3 million for the quarter compared to $2.6 million for the same period last year.  We had net income of $3.4 million for the quarter compared to net income of $3.8 million for the second quarter last year.  Diluted earnings per share were $0.55 in the second quarter of 2023.

Net revenue decreased 0.6% to $54.5 million for the six-month period ended June 30, 2023 compared to $54.8 million for the same period last year.   Station operating expense increased 4.1% for the six-month period to $44.1 million compared to the same period last year.  For the six-month period, operating income was $5.2 million compared to $7.1 million for the same period last year and station operating income (a non-GAAP financial measure) decreased 14.0% to $12.8 million.  Capital expenditures for the six months were $2.6 million compared to $3.6 million for the same period last year.  Net income was $4.3 million for the six-month period compared to $5.0 million for the same period last year.  Diluted earnings per share were $0.70 in the first six months of 2023.

The Company paid a quarterly dividend of $0.25 per share on June 16, 2023.  The aggregate amount of the quarterly dividend was approximately $1.5 million.  To date Saga has paid over $109 million in dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends in the future.  Consistent with its strategic objectives of maintaining a strong balance sheet and with returning value to our shareholders, the Board of Directors of Saga will also continue to consider declaring special cash dividends, variable dividends and stock buybacks in the future.

The Company’s balance sheet reflects $34.4 million in cash and short-term investments as of June 30, 2023 and $38.3 million as of August 7, 2023.  The Company expects to spend approximately $5.0 – $5.5 million for capital expenditures during 2023.

Saga’s 2023 Second Quarter conference call will be held on Tuesday, August 8, 2023 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008.  Enter conference code 364973.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties who would like to submit questions to the Company please email those inquiries by 10:00 a.m. on August 8, 2023 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, the inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP financial measures: GAAP operating income to station operating income, and GAAP net income to trailing twelve-month consolidated EBITDA as well as other financial data.  Such non-GAAP financial measures include same station financial information, station operating income, trailing 12-month consolidated EBITDA, and leverage ratio. These non-GAAP financial measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP financial measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including in particular Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties.  Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 33 AM radio stations and 80 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Six Months Ended

June 30, 2023 and 2022

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating Results
Net operating revenue	$29,175	$29,821	$54,479	$54,788
Station operating expense	22,407	21,786	44,110	42,354
Corporate general and administrative	2,472	2,609	5,088	5,303
Other operating expense, net	—	45	80	40
Operating income	4,296	5,381	5,201	7,091
Interest expense	43	32	86	64
Interest income	(347)	(49)	(636)	(53)
Other income, net	—	—	(119)	(2)
Income before income tax expense	4,600	5,398	5,870	7,082
Income tax provision
Current	905	1,260	1,185	1,660
Deferred	345	315	415	395
	1,250	1,575	1,600	2,055
Net income	$3,350	$3,823	$4,270	$5,027

Earnings per share:
Basic	$0.55	$0.63	$0.70	$0.83
Diluted	$0.55	$0.63	$0.70	$0.83

Weighted average common shares	6,032	5,952	6,030	5,950
Weighted average common and common equivalent shares	6,032	5,952	6,030	5,950

	June 30,
	2023	2022
Balance Sheet Data
Working capital	$40,856	$58,292
Net fixed assets	$53,372	$54,351
Net intangible assets and other assets	$120,411	$119,487
Total assets	$229,588	$247,973
Long-term debt	$—	$—
Stockholders' equity	$180,486	$200,693

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Six Months Ended

June 30, 2023 and 2022

(amounts in 000’s except per share data)

(Unaudited)

	Six Months Ended
	June 30,
	2023	2022

	(Unaudited)
	(In thousands)
Statement of Cash Flows
Cash flows from operating activities:
Net income	$4,270	$5,027
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,475	2,533
Deferred income tax expense	415	395
Amortization of deferred costs	18	6
Compensation expense related to restricted stock awards	493	677
Loss on sale of assets, net	80	40
Other (gain) loss, net	(119)	-
Barter (revenue) expense, net	(1)	(72)
Deferred and other compensation	(242)	(64)
Changes in assets and liabilities:
(Increase) decrease in receivables and prepaid expenses	(1,643)	(1,343)
Increase (decrease) in accounts payable, accrued expenses, and other liabilities	292	141
Total adjustments	1,768	2,313
Net cash provided by operating activities	6,038	7,340
Cash flows from investing activities:
Purchase of short-term investments	(10,241)	(9,999)
Redemption of short-term investments	10,237	-
Acquisition of property and equipment (Capital Expenditures)	(2,637)	(3,563)
Acquisition of broadcast properties	-	(57)
Proceeds from sale and disposal of assets	616	7
Other investing activities	117	-
Net cash used in investing activities	(1,908)	(13,612)
Cash flows from financing activities:
Cash dividends paid	(16,816)	(6,167)
Net cash used in financing activities	(16,816)	(6,167)
Net increase (decrease) in cash and cash equivalents	(12,686)	(12,439)
Cash and cash equivalents, beginning of period	36,802	54,760
Cash and cash equivalents, end of period	$24,116	$42,321

Saga Communications, Inc.

Selected Supplemental Financial Data

For the Three and Six Months Ended

June 30, 2023 and 2022

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023		2022
Reconciliation of GAAP operating income to station operating income (a non-GAAP financial measure):
Operating income	$4,296	$5,381	$5,201		$7,091
Plus:
Corporate general and administrative	2,472	2,609	5,088		5,303
Other operating expense, net	—	45	80		40
Station depreciation and amortization	1,198	1,239	2,395		2,408
Station operating income	$7,966	$9,274	$12,764		$14,842

Other financial data
Depreciation and amortization:
Radio Stations	$1,198	$1,239	$2,395		$2,408
Corporate	$40	$63	$80		$125
Compensation expense related to restricted stock awards	$248	$338	$493	(1)	$677	(1)
Other operating expense, net (2)	$-	$45	$80		$40
Other income, net (2)	$-	$-	$(119)		$(2)
Deferred income tax expense (2)	$345	$315	$415		$395
Acquisition of property and equipment (Capital Expenditures)	$1,275	$2,640	$2,637	(1)	$3,563	(1)

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

June 30, 2023

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	6 Months Ended	6 Months Ended	12 Months Ended
	December 31,	June 30,	June 30,	June 30,
	2022	2022	2023	2023
Reconciliation of GAAP Net Income to trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (a non-GAAP financial measure) (1)
Net income	$9,202	$5,027	$4,270	$8,445
Exclusions:
Gain (loss) on sale of assets, net	14	(40)	(80)	(26)
Gain on insurance proceeds	534	—	—	534
Other income, net	482	127	756	1,111
Total exclusions	1,030	87	676	1,619
Consolidated adjusted net income (1)	8,172	4,940	3,594	6,826
Plus:
Interest expense	130	64	86	152
Income tax provision	4,800	2,055	1,600	4,345
Depreciation & amortization expense	5,171	2,533	2,475	5,113
Non-cash compensation	1,858	677	493	1,674
Trailing twelve month consolidated EBITDA (1)	$20,131	$10,269	$8,248	$18,110

(1)	As defined in the Company's credit facility.